Exhibit 99.1

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600	News Release
Contact: Emily Riley – phone: 215 231.1035 email: emily.riley@radian.biz

Radian Increases Size of the Offering and Prices $400M Convertible Notes Issuance

PHILADELPHIA, November 9, 2010 - Radian Group Inc. (NYSE: RDN) announced today that it has priced an underwritten public offering of $400 million principal amount of Convertible Senior Notes due 2017. Morgan Stanley & Co. Incorporated is acting as sole book-running manager for the offering, with Dowling & Partners Securities, LLC, Keefe, Bruyette & Woods, Inc., Macquarie Capital (USA) Inc. and Northland Capital Markets acting as co-managers. The underwriters have the option to purchase an additional $50 million principal amount of notes from the Company at the public offering price, less underwriting discounts and commissions, within 30 days, solely to cover over-allotments, if any. The offering is expected to close on November 15, 2010, subject to customary closing conditions and the effectiveness of the capped call transaction described below.

The notes will be the Company’s unsecured senior obligations. The notes will pay interest semi-annually on May 15 and November 15 at a rate of 3.00% per year, and will mature on November 15, 2017.

Prior to August 15, 2017, the notes will be convertible only upon specified events and during specified periods and, thereafter, at any time. The notes will initially be convertible at a conversion rate of 85.5688 shares of the Company’s common stock per $1,000 principal amount of notes, corresponding to an initial conversion price of approximately $11.69, or 32.5% above the last reported sale price of $8.82 per share of the Company’s common stock on the New York Stock Exchange on November 8, 2010. The conversion rate will be subject to adjustment upon certain events, but will not be adjusted for accrued and unpaid interest. Upon conversion, the Company will pay cash up to the principal amount of converted notes and intends to settle the remainder of its conversion obligation, if any, in shares, but may settle the remainder in cash or a combination of cash and shares, at the Company’s option.

In connection with the offering, the Company is entering into a capped call transaction with an affiliate of one of the underwriters in the offering (the “counterparty”). The capped call transaction is intended to offset the potential

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600

dilution to the Company’s common stock, and/or any potential cash payments in excess of the principal amount of converted notes upon conversion of the notes, up to a stock price of approximately $14.11 per share, which is the initial cap on the counterparty’s share delivery obligation under the call option. If the market value of the Company’s common stock exceeds a cap specified in the capped call transaction, the settlement amount the Company receives under such transaction will be capped, and the anti-dilutive and/or offsetting effect of the capped call transaction will be limited.

The Company intends to use the net proceeds from the offering to fund working capital requirements and for general corporate purposes, which may include repayment or repurchase of its outstanding debt, including the Company’s 7.75% senior notes and the Company’s 5.625% senior notes either before or at their respective scheduled maturity dates on June 1, 2011 and February 15, 2013, and additional capital support for its mortgage insurance business. In addition, the Company intends to use a portion of the net proceeds of the offering to fund the cost to it of the capped call transaction with the counterparty.

In connection with establishing its initial hedge of the capped call transaction, the Company expects that the counterparty or its affiliate will enter into various over-the-counter derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the notes and may unwind all or a portion of the over-the-counter derivatives and purchase the Company’s common stock in open market transactions shortly following the pricing of the notes. In addition, the counterparty or its affiliates may modify or unwind its hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling the Company’s common stock or notes in secondary market transactions prior to maturity of the notes (and is likely to do so during any settlement period relating to a conversion of the notes). The effect, including the direction and magnitude of the effect, if any, of these transactions and activities on the market price of the Company’s common stock will depend on market conditions and cannot be ascertained at this time, but could have an adverse impact on the price of the Company’s common stock and/or the value of the notes.

If the underwriters exercise their over-allotment option to purchase additional notes, the Company may enter into an additional capped call transaction with the counterparty.

The notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission and was declared effective on July 29, 2009. The offering is being made by means of a prospectus and related prospectus supplement. Copies of the prospectus and related prospectus supplement for the offering may be obtained by contacting

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600

Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, 1-866-718-1649.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. The offering may be made only be means of a prospectus supplement and related base prospectus.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

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